Exhibit 99.1
For Immediate Release

Compass Minerals Closes on New Term Loan to Finance Expected Purchase of Remaining Interest in Produquímica

OVERLAND PARK, Kan. (September 28, 2016) – Compass Minerals (NYSE: CMP), a leading essential minerals company, announced today that it has issued a new $450 million senior secured term loan, which matures July 1, 2021, and carries an interest rate of LIBOR plus 2 percent.

Compass Minerals intends to use the proceeds from the new debt to purchase the remaining 65 percent equity in Produquímica Indústria e Comércio S.A. (Produquímica) and retire a portion of the debt it expects to assume from Produquímica at closing. Based in São Paulo, Brazil, Produquímica is one of Brazil’s leading manufacturers and distributors of specialty plant nutrients.

“The attractive fundamentals of Compass Minerals’ unique portfolio of businesses and our history of strong cash flow generation continue to enable us to access low-cost capital,” said Matthew Foulston, Compass Minerals’ chief financial officer. “With this financing in place, we expect to acquire the remainder of Produquímica as planned in early
October 2016.”

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the expected acquisition of the remaining Produquímica equity and the timing of the closing date and retirement of debt. The company uses words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including the risk that regulatory approvals required for the purchase are not obtained, the risk that the proposed full ownership acquisition of Produquímica could disrupt the plans and operations of the company, Produquímica or both and the risk that the company may not realize the expected financial and other benefits from the proposed acquisition. For further information on risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.